Exhibit 4.1

NASH FINCH COMPANY

DEFERRED COMPENSATION PLAN

ARTICLE 1

Description

1.1                               Plan Name.  The name of the Plan is the “Nash Finch Company Deferred Compensation Plan.”

1.2                               Plan Purpose.  The purpose of the Plan is to provide Participants with the opportunity to defer a portion of the Covered Compensation that would otherwise be payable to them and to compensate Participants for the amount, if any, by which such deferrals decrease the amount of profit sharing or company matching contributions that would otherwise be made on their behalf pursuant to the Profit Sharing Plan or a 401(k) Plan.  The Plan is intended to comply in form and operation with the requirements of Code section 409A and will be construed and administered in a manner that is consistent with such intent.

1.3                               Plan Type.  The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and, as such, is intended to be exempt from the provisions of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA by operation of sections 201(2), 301(a)(3) and 401(a)(4) thereof, respectively, and from the provisions of Title IV of ERISA, to the extent otherwise applicable, by operation of section 4021(b)(6) thereof.  The Plan will be construed and administered in a manner that is consistent with and gives effect to such intent.

1.4                               Relationship to Income Deferral Plan.  Effective June 1, 1994, the Company adopted the Nash Finch Company Income Deferral Plan, a plan similar in purpose and type to the Plan.  Because of changes in the Code that change the taxation of non-qualified deferred compensation arrangements for amounts deferred on or after January 1, 2005, the Company has elected (i) to amend the Income Deferral Plan to provide that there may be no new participants in that plan after December 31, 2004 and that no additional compensation amounts may be deferred under that plan after December 31, 2004, and (ii) to adopt this new Plan for compensation amounts deferred after December 31, 2004, in each case determining the timing of any deferral in a manner consistent with Code section 409A and the regulations, rulings and guidance issued thereunder by the U.S. Treasury Department and the Internal Revenue Service.

ARTICLE 2

Eligibility, Selection and Enrollment

2.1                               Eligibility.

(a)                                  Participation in the Plan shall be limited to Qualified Employees of Employers.  From that group of Qualified Employees, the Compensation Committee shall select, in its sole discretion, those Qualified Employees who may actually participate in this Plan.  The Compensation Committee may discharge this responsibility by designating specific categories of Qualified Employees (such as by title, position or pay grade) who are entitled to participate in the Plan.

(b)                                 At any time during a Plan Year, the Compensation Committee may determine (either specifically or through the application of a category designation described in Section 2.1(a)) that a Qualified Employee who became such after the beginning of the Plan Year is eligible to participate in the Plan with respect to the remainder of the Plan Year.

(c)                                  The fact that an Employee has been eligible to make deferral elections under Article 3 with respect to any particular Plan Year does not give the Employee any right to make deferral elections in any other Plan Year.  Nevertheless, a determination that a Qualified Employee is eligible to make deferral elections under the Plan shall be effective from one Plan Year to the next so long as the individual remains a Qualified Employee and the Compensation Committee does not act to deny that individual the ability to make deferral elections for a future Plan Year.

(d)                                 A Participant who has suspended his or her deferral elections in connection with an Unforeseeable Emergency is not eligible to elect additional deferrals with respect to the remainder of the Plan Year during which the suspension occurs.

2.2                               Enrollment and Commencement of Participation.

(a)                                  As a condition to participation, each Qualified Employee who is selected to participate in the Plan as of the first day of a Plan Year shall complete and submit to the Administrative Committee an election and a beneficiary designation in the form and manner prescribed by Plan Rules prior to the first day of such Plan Year, or such earlier deadline as may be established by the Plan Rules.

(b)                                 An Employee who first becomes a Qualified Employee after the first day of a Plan Year must, in order to participate for the remainder of that Plan Year, complete and submit to the Administrative Committee the election and designation specified in Section 2.2(a) within thirty (30) days after he or she first becomes eligible to participate in the Plan, or by such earlier deadline as may be established by Plan Rules.  In such event, such person shall not be permitted to defer under this Plan any portion of his or her Covered Compensation that is paid with respect to services performed prior to his or her participation commencement date.

(c)                                  Each Qualified Employee who is selected to participate in the Plan shall commence participation in the Plan on the date that the Administrative Committee determines, in its sole discretion, that the Qualified Employee has met all participation requirements, including returning all required documents to the Administrative Committee within the specified time period.  The Administrative Committee shall process a Participant’s deferral election as soon as administratively practicable after such deferral election is submitted to and accepted by the Administrative Committee.

(d)                                 If a Qualified Employee fails to meet all requirements contained in this Section 2.2 within the period required, that Qualified Employee shall not be entitled to participate in the Plan during such Plan Year.  In addition, the Administrative Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary or desirable.

2.3                               Transfer Among Employers.  A Participant who transfers employment from one Employer to another Employer and who continues to be a Qualified Employee after the transfer will, for the duration of the Plan Year during which the transfer occurs, continue to participate in the Plan in accordance with the deferral election in effect for the portion of the Plan Year before the transfer, as a Qualified Employee of such other Employer.

2.4                               Multiple Employment.  A Participant who is simultaneously employed as a Qualified Employee with more than one Employer will participate in the Plan as a Qualified Employee of all such Employers on the basis of a single deferral election applied separately to his or her Covered Compensation from each such Employer.

2.5                               Termination or Ceasing to be a Qualified Employee.  A Participant who, during a Plan Year, terminates his or her employment with all Employers or is determined by the Administrative Committee to have otherwise ceased to be a Qualified Employee is not eligible for further deferral credits for the remainder of the Plan Year in which such termination or determination occurs, and any related deferral election the Participant has made for the remainder of such Plan Year shall be terminated.  If a Participant is no longer eligible to defer compensation under this Plan, the Participant’s Account shall continue to be governed by the terms of this Plan until such time as the Participant’s Account Balance is paid in accordance with the terms of this Plan.

2.6                               Condition of Participation.  Each Qualified Employee, as a condition of participation, is bound by all of the terms and conditions of the Plan and the Plan Rules, including but not limited to the reserved right of the Company to amend or terminate the Plan, and must furnish to the Administrative Committee such pertinent information as the Administrative Committee or Plan Rules may require.

2.7                               Termination of Participation.  A Participant or Beneficiary will cease to be such as of the date on which his or her entire Account Balance has been distributed.

ARTICLE 3

Deferral Elections

3.1                               Minimum Deferrals.

(a)                                  Covered Compensation.  For each full Plan Year, a Participant may elect to defer the payment of his or her Base Salary, Bonus, Commissions or LTIP Amount, or any two or more of the foregoing components of Covered Compensation, by any one percent increment from one percent to a maximum percentage specified in Section 3.2.  The percentage so elected for Base Salary will automatically apply to the Participant’s Base Salary as adjusted from time to time.  The Participant may also elect to defer any dollar amount of any component of Covered Compensation, in even $1,000 increments, so long as the total amount deferred will not, in any case, exceed the applicable maximum percentage specified in Section 3.2.  For an election to be effective, the following minimum annual deferral amounts must be attained for each component of Covered Compensation to be deferred for a Plan Year:

Deferral	Minimum Amount
Base Salary	$3,000
Bonus	$3,000
Commissions	$3,000
LTIP Amount	$3,000

If the Administrative Committee determines, prior to the beginning of a Plan Year, that a Participant has made an election with respect to any component of Covered Compensation for less than the stated minimum annual deferral amount, or if no election is made, the amount deferred for that component of Covered Compensation shall be zero.  If the Administrative Committee determines at any time before a Bonus, Commission or LTIP Amount would otherwise be paid that a Participant has deferred less than the stated minimum amount for that component of Covered Compensation for the applicable Plan Year, the amount deferred for that component shall be zero.

(b)                                 Short Plan Year.  If a Qualified Employee first becomes eligible to participate in the Plan after the first day of a Plan Year, the applicable minimum annual deferral amounts for such Plan Year shall in each case be an amount equal to the minimum amount set forth in Section 3.1(a), multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year after the Qualified Employee first becomes eligible to participate in the Plan and the denominator of which is 12.

(c)                                  Revocation or Suspension of Election.  No deferral elections with respect to Base

Salary, Bonus, Commissions or LTIP Amounts may be revoked after the last day by which they must be received by the Administrative Committee to be effective, subject to the ability of a Participant to suspend deferrals as provided in Sections 8.1 or 10.2.  In addition, deferrals will be suspended to the extent necessary for the Employer to comply with the hardship withdrawal provisions of such Employer’s 401(k) plan.

3.2                                 Maximum Deferral.

(a)                                  Covered Compensation.  For each full Plan Year, a Participant may elect to defer Base Salary, Bonus, Commissions, and/or LTIP Amount up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Salary	75%
Bonus	100%
Commissions	100%
LTIP Amount	100%

(b)                                 Short Plan Year.  If a Qualified Employee first becomes eligible to participate in the Plan after the first day of a Plan Year, the applicable maximum annual deferral amounts for such Plan Year shall, in each case, be limited to (i) the amount of Covered Compensation payable to the Participant with respect to services rendered to Employers after the date the Qualified Employee becomes a Participant, multiplied by (ii) the applicable percentage specified in the table in Section 3.2(a).

3.3                                 Elections to be Made.

(a)                                  First Plan Year.  In connection with a Participant’s commencement of participation in the Plan, the Participant shall make the following elections:

(i)                                     an election, as described in Section 3.1(a), as to the amount of each component of Covered Compensation payable with respect to services performed during the Plan Year in which the Participant commences participation in the Plan that is to be deferred;

(ii)                                  an election, as described in Section 7.1(a), as to whether the Participant wishes to receive a Scheduled Distribution of some or all of the Covered Compensation to be deferred for the Plan Year in which the Participant commences participation in the Plan;

(iii)                               a one-time, irrevocable election, as described in Section 7.2(b), as to the manner in which the Participant will receive his or her Retirement Benefit;

(iv)                              a one-time, irrevocable election, as described in Section 7.3(b), as to the manner in which the Participant will receive his or her Termination Benefit;

(v)                                 a one-time, irrevocable election, as described in Section 7.4(b), as to the manner in which the Participant will receive his or her Disability Benefit;

(vi)                              a one-time, irrevocable election, as described in Section 7.6(a), as to whether the Participant will receive a Change in Control Benefit;

(vii)                           a one-time, irrevocable election, as described in Sections 16.8(a), (b) and (e), as to whether the Participant will defer the commencement of benefit payments as provided in those Sections; and

(viii)                        such other elections as the Administrative Committee deems necessary or desirable under the Plan.

For any election to be valid, the election must be completed by the Participant, timely submitted to the Administrative Committee (in accordance with Section 2.2 above) and accepted by the Administrative Committee.

(b)                                 Subsequent Plan Years.  For each succeeding Plan Year, each Participant shall make a deferral election as to the amounts of Base Salary, Bonus, Commissions and/or LTIP Amounts payable with respect to services rendered during such Plan Year, an election with respect to a Scheduled Distribution of some or all of the Covered Compensation to be deferred for such Plan Year, and such other elections as the Administrative Committee deems necessary or desirable under the Plan.  Such elections shall be made by timely submitting a new election to the Administrative Committee, in accordance with Plan Rules, before the end of the Plan Year preceding the Plan Year for which the election is made.  If no such election is timely submitted for a Plan Year, the Covered Compensation to be deferred shall be zero for that Plan Year.

ARTICLE 4

Crediting and Vesting of Contributions to a Participant’s Account

4.1                               Participant Accounts.  The Administrative Committee will establish and maintain an Account for each Participant to evidence amounts credited with respect to the Participant pursuant to Articles 4 and 5.  If a Participant defers Covered Compensation from more than one Employer, the Administrative Committee will establish a separate Account for the Participant with respect to each such Employer.  A Participant’s Account may include a Cash Subaccount and a Share Subaccount.  A Participant’s Cash Subaccount may include a Deferral and Matching Subaccount, a Scheduled Distribution Subaccount and a Company Contribution Subaccount.  A Participant’s Share Subaccount may include a Deferral Subaccount and a Scheduled Distribution Subaccount.

4.2                               Withholding and Crediting of Covered Compensation.  For each Plan Year, deferrals of Base Salary shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary.  Deferrals of Bonus, Commissions and/or LTIP Amount shall be withheld at the time the Bonus, Commissions or LTIP Amount is or otherwise would be paid to the Participant, whether or not this occurs or would occur during the Plan Year to which these amounts relate.  Deferral of an LTIP Amount that is payable in Shares will be credited to the Participant’s Share Subaccount (and specifically to the Deferral Subaccount, if one is established) at the time such amounts would otherwise have been paid to the Participant.  Deferred amounts of Covered Compensation other than amounts described in the preceding sentence will be credited to a Participant’s Cash Subaccount (and specifically to the Deferral and Matching Subaccount, if one is established) at the time such amounts would otherwise have been paid to the Participant.

4.3                               Company Contribution Amount.  For any Plan Year, an Employer may, in its sole discretion, credit any amount to the Company Contribution Subaccount of any Participant who has elected to defer Covered Compensation hereunder for that Plan Year, and any amount so credited shall be for that Participant the Company Contribution Amount for that Plan Year.  The amount, if any, so credited to a Participant’s Account for a Plan Year will be determined by the Compensation Committee in the case of the Company, or by the Board of any other Employer, and may be smaller (including zero) or larger than the amount credited to any other Participant.  The Company Contribution Amount described in this Section 4.3, if any, shall be credited on a date or dates to be determined by the applicable Employer.

4.4                               Company Matching Amount.  If a matching contribution is made on behalf of a Participant for any Plan Year pursuant to an applicable 401(k) Plan, and if that Participant has elected to defer Covered Compensation hereunder for that Plan Year, then the Participant’s Deferral and Matching Subaccount will be credited with an amount equal to the amount, if any, by which (i) the amount of the matching contribution that would have been allocated to such Participant’s matching account under the 401(k) Plan for the Plan Year but for the deferrals made pursuant to this Plan exceeds (ii) the amount of the matching contribution actually allocated to such Participant’s 401(k) Plan account for the Plan Year.  The amount of any such credit shall be for that Participant the Company Matching

Amount for that Plan Year.  Any Company Matching Amount so credited to the Account of a Participant under this Plan for any Plan Year shall be credited on a date or dates to be determined by the Employer.

4.5                               Company Profit Sharing Amount.  If a profit sharing contribution is made on behalf of a Participant for any Plan Year pursuant to the Profit Sharing Plan, and if that Participant has elected to defer Covered Compensation hereunder for that Plan Year, then the Participant’s Deferral and Matching Subaccount will be credited with an amount equal to the amount, if any, by which (i) the amount of the profit sharing contribution that would have been allocated to his or her account under the Profit Sharing Plan for that Plan Year but for deferrals made pursuant to this Plan exceeds (ii) the amount of the profit sharing contribution actually allocated to his or her account under the Profit Sharing Plan for such Plan Year.  The amount of any such credit shall be for that Participant the Company Profit Sharing Amount for that Plan Year.  Any Company Profit Sharing Amount so credited to the Account of a Participant under this Plan for any Plan Year shall be credited on a date or dates to be determined by the Employer.

4.6                               Crediting of Amounts after Benefit Distribution.  Notwithstanding any provision in this Plan to the contrary, should the complete distribution of a Participant’s vested Account Balance occur prior to the date on which any portion of the Covered Compensation that a Participant has elected to defer in accordance with Section 3.3 would otherwise be credited to the Participant’s Account, such amount shall not be credited to the Participant’s Account, but shall be paid to the Participant in a single lump sum cash payment as soon as administratively practicable after such amount would otherwise have been credited to the Participant’s Account.

4.7                               Vesting.

(a)                                  A Participant shall at all times be 100% vested in his or her Deferral and Matching Subaccount, Deferral Subaccount and Scheduled Distribution Subaccount.

(b)                                 Subject to Section 4.7(c), a Participant shall become vested in his or her Company Contribution Amount for any Plan Year, together with Investment Credits thereon, on the basis of the number of years (consecutive 12 month periods) that have passed since the Company Contribution Amount was credited to the Participant’s Account, so long as the Participant is an Employee of an Employer as of the last day of each such 12-month period.  Such vesting shall occur in accordance with the following schedule:

Years Since Company Contribution Amount Was Credited	Vested Percentage
Less than 1 year	0%
1 year or more, but less than 2	33%
2 years or more, but less than 3	66%
3 years or more	100%

(c)                                  Subject to Section 4.7(d), in the event of a Change in Control, or upon a Participant’s Disability or death while employed by an Employer, a Participant’s Company Contribution Subaccount shall immediately become 100% vested.

(d)                                 The vesting schedule for a Participant’s Company Contribution Subaccount shall not be accelerated upon a Change in Control to the extent that the Administrative Committee determines that such acceleration would cause the deduction limitations of Section 280G of the Code to become effective.

(e)                                  Section 4.7(d) shall not prevent the acceleration of the vesting schedule applicable to a Participant’s Company Contribution Subaccount if such Participant is entitled to a payment to eliminate the effect of the Code section 4999 excise tax pursuant to any separate agreement entered into between such Participant and his or her Employer.

ARTICLE 5

Investment Credits

5.1                               Cash Subaccounts.

(a)                                  Designation of Measurement Funds.  The Administrative Committee will designate two or more Measurement Funds that will serve as the basis for determining Investment Credits to a Participant’s Cash Subaccount.  The Administrative Committee may, from time to time, designate additional Measurement Funds or eliminate any previously designated Measurement Funds.  The designation or elimination of a Measurement Fund pursuant to this Section 5.1(a) is not a Plan amendment.  The Administrative Committee will not be responsible in any manner to any Participant, Beneficiary or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any designation or elimination of a Measurement Fund.

(b)                                 Participant Direction.  A Participant must direct the manner in which amounts credited to his or her Cash Subaccount pursuant to Article 4 will be allocated among and deemed to be invested in the Measurement Funds designated pursuant to Section 5.1(a).  Such allocation and investment directions shall be submitted to the Administrative Committee in the form and manner established by Plan Rules.  If a Participant fails to direct the manner in which amounts credited to his or her Cash Subaccount will be deemed to be invested, his or her Cash Subaccount Balance will automatically be allocated to and deemed invested in the Measurement Fund specified in Plan Rules.  Amounts will be deemed to be invested in accordance with the Participant’s direction on or as soon as administratively practicable after the date the amounts are credited to the Participant’s Cash Subaccount.

(c)                                  Change in Direction for Account Balances and Future Credits.  A Participant may, at any time, direct a change in the manner in which future credits to his or her Cash Subaccount pursuant to Article 4 will be, or his or her existing Account Balance is, allocated among and deemed to be invested in the Measurement Funds designated pursuant to Section 5.1(a).  Any such direction may be made separately for an existing Cash Subaccount Balance and for future amounts to be credited to a Cash Subaccount.  Any change in allocation and investment direction shall be submitted to the Administrative Committee in the form and manner established by Plan Rules, and will be effective as soon as reasonably practicable after receipt of the election by the Administrative Committee.

(d)                                 Change in Direction for Existing Cash Subaccount Balance.  In providing any direction described in Sections 5.1(b) and (c), the Participant shall specify on the election form, in increments of one percent (1%), the percentage of his or her Cash Subaccount Balance or of future credits to his or her Cash Subaccount, as applicable, to be allocated/reallocated to each Measurement Fund.  Any such direction will remain in effect until the Participant subsequently submits a properly completed new election form to the Administrative Committee.

(e)                                  Account Adjustment.  As of the close of business on each day on which trading occurs on the NASDAQ Stock Market, the Administrative Committee will cause each Participant’s Cash Subaccount Balance to be adjusted (upward or downward) to reflect the investment performance, since the last adjustment, of the Measurement Funds among which the Cash Subaccount Balance has been allocated and hypothetically invested.

5.2                               Share Subaccounts.

(a)                                  Dividends.  As of the first day of the calendar quarter following the date on which dividends are paid on Shares, a Participant’s Deferral and Matching Subaccount will be credited with the dollar amount of the dividends that would have been payable to the Participant if the number of Share Units credited to the Participant’s Share Subaccount on the record date for such dividend payment had been Shares registered in the name of such Participant.

(b)                                 Adjustments.  In the event of a reorganization, recapitalization, stock split, stock dividend, coordination of shares, merger, consolidation, rights offering or any other change in the Company’s corporate structure or Shares, the Administrative Committee will make such adjustment, if any, as the Administrative Committee may deem appropriate in the number and kind of Share Units credited to Share Subaccounts.

5.3                               No Actual Investment.  The Measurement Funds and Share Units are to be used only for record-keeping purposes to adjust a Participant’s Account Balance, and nothing contained in this Plan or done in accordance with the terms of this Plan shall be considered or construed in any manner as an actual investment of a Participant’s Account Balance in any such Measurement Fund or Share Units.  A Participant’s Account Balance will at all times be a bookkeeping entry only and will not represent any investment made on his or her behalf by any Employer or the Trust; the Participant shall at all times remain an unsecured creditor of the applicable Employer.  If any Employer or the Trustee decides to invest funds in any or all of the investments on which the Measurement Funds or Share Units are based, or in any comparable investments, no Participant shall have any rights in or to such investments themselves.

5.4                               Participant Responsibilities.  Each Participant is solely responsible for any and all consequences of his or her investment directions made pursuant to this Article 5.  Neither any Employer, any of its directors, officers or employees, the Compensation Committee nor the Administrative Committee has any responsibility to any Participant or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any investment direction made by a Participant pursuant to this Article 5.

ARTICLE 6

FICA and Other Taxes

6.1                                  Deferred and Matching Amounts.  For each Plan Year in which Covered Compensation is being deferred by a Participant, and for each Plan Year in which a Company Matching Amount and/or a Company Profit Sharing Amount is credited to a Participant’s Account, the Employer(s) shall withhold from that portion of the Participant’s Covered Compensation that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such deferred and credited amounts.  If necessary, the Administrative Committee may reduce the amount of Covered Compensation that is deferred in order to comply with this Section 6.1.

6.2                                  Company Contributions.  When a Participant becomes vested in a portion of his or her Company Contribution Subaccount, the applicable Employer(s) shall withhold from the portion of the Participant’s Covered Compensation that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such vested amount.

6.3                                  Distributions.  The applicable Employer(s), or the Trustee, shall withhold from any distributions made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s) in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the Trustee.

ARTICLE 7

Distributions of Amounts Credited to Plan Accounts

7.1                               Scheduled Distributions.

(a)                                  Electing a Scheduled Distribution.  Subject to Section 7.1(c), in connection with each annual election to defer Covered Compensation, a Participant may irrevocably elect to receive a Scheduled Distribution from the Plan with respect to all or a portion of the amount of Covered Compensation to be deferred for such Plan Year.  The Scheduled Distribution with respect to a particular Plan Year shall be a single lump sum payment in an amount that is equal to the balance in the Scheduled Distribution Subaccount applicable to that Plan Year, calculated as of the close of business on the January 1 on which the Scheduled Distribution becomes payable.  Each Scheduled Distribution elected shall be paid out during a 60 day period commencing immediately after the January 1 payable date designated by the Participant.  The January 1 payable date designated by the Participant must be at least three Plan Years after the end of the Plan Year to which the Participant’s deferral election described in this Section 7.1(a) relates.  By way of example, if a Scheduled Distribution is elected for Covered Compensation payable with respect to services performed in the Plan Year commencing January 1, 2005, the Scheduled Distribution could first become payable on January 1, 2009 and would be paid out during the 60 day period immediately thereafter.

(b)                                 Postponing Scheduled Distributions.  Subject to Section 7.1(c), a Participant may make a one-time election to postpone any Scheduled Distribution described in Section 7.1(a) above, and have such amount paid out in a single lump sum payment during a 60 day period commencing immediately after an allowable alternative distribution payable date designated by the Participant in accordance with this Section 7.1(b).  In order to make this one-time election, the Participant must submit a new Scheduled Distribution election form to the Administrative Committee in accordance with the following criteria:

(i)                                     Such election form must be submitted to and accepted by the Administrative Committee at least 12 months prior to the Participant’s previously designated Scheduled Distribution payable date;

(ii)                                  The new Scheduled Distribution payable date selected by the Participant must be a January 1 at least five years after the previously designated Scheduled Distribution payable date; and

(iii)                               The election of the new Scheduled Distribution payable date will not be effective until 12 months after the date on which the election is made.

(c)                                  Other Distributions Take Precedence.  If a Participant becomes entitled to the distribution of his or her Account under Sections 7.2, 7.3, 7.4, 7.5 or 7.6 prior to such Participant’s Scheduled Distribution payable date, such Participant’s Scheduled Distribution shall not be paid in accordance with Section 7.1(a) or (b), but the balance in the Scheduled Distribution Subaccount will be distributed in accordance with the other applicable Section in this Article 7.

7.2                               Retirement Benefit.

(a)                                  Amount of Retirement Benefit.  A Participant who Retires shall receive, as a Retirement Benefit, his or her vested Account Balance, calculated as of the close of business on the Participant’s Benefit Distribution Date.

(b)                                 Payment of Retirement Benefit.  A Participant, in connection with his or her initial commencement of participation in the Plan, shall irrevocably elect in the form and manner prescribed by Plan Rules to receive his or her Retirement Benefit in a single lump sum payment or pursuant to the Annual Installment Method for up to 15 years.  If a Participant does not make any election with respect to the payment of his or her Retirement Benefit, then such Participant shall be deemed to have elected to receive the Retirement Benefit in a single lump sum payment.  The single lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date.  Remaining installments, if any, shall be paid no later than 60 days after each anniversary of the Participant’s Benefit Distribution Date.

7.3          Termination Benefit.

(a)                                  Amount of Termination Benefit.  A Participant who experiences a Termination of Employment shall receive, as a Termination Benefit, his or her vested Account Balance, calculated as of the close of business on the Participant’s Benefit Distribution Date.

(b)                                 Payment of Termination Benefit. A Participant, in connection with his or her initial commencement of participation in the Plan, shall irrevocably elect in the form and manner prescribed by Plan Rules to receive the Termination Benefit in a single lump sum payment or pursuant to the Annual Installment Method for up to 5 years.  If a Participant does not make any election with respect to the payment of the Termination Benefit, then such Participant shall be deemed to have elected to receive the Termination Benefit in a single lump sum payment.  The single lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date.  Remaining installment payments, if any, shall be paid no later than 60 days after each anniversary of the Participant’s Benefit Distribution Date.

7.4          Disability Benefit.

(a)                                  Amount of Disability Benefit.  Upon a Participant’s Disability, the Participant shall receive a Disability Benefit, which shall be equal to the Participant’s vested Account Balance, calculated as of the close of business on the Participant’s Benefit Distribution Date.

(b)                                 Payment of Disability Benefit.  A Participant, in connection with his or her initial commencement of participation in the Plan, shall irrevocably elect in the form and manner prescribed by Plan Rules to receive the Disability Benefit in a single lump sum payment or pursuant to the Annual Installment Method for up to 5 years.  If a Participant does not make any election with respect to the payment of the Disability Benefit, then such Participant shall be deemed to have elected to receive the Disability Benefit in a single lump sum payment.  The single lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date.  Remaining installments, if any, shall be paid no later than 60 days after each anniversary of the Participant’s Benefit Distribution Date.

7.5          Death Benefit.

(a)                                  Amount of Death Benefit.  The Participant’s Beneficiary(ies) shall receive a Death Benefit upon the Participant’s death which will be equal to the Participant’s vested Account Balance, calculated as of the close of business on the Participant’s Benefit Distribution Date.

(b)                                 Payment of Death Benefit.  The Death Benefit shall be paid to the Participant’s Beneficiary(ies) in a single lump sum payment, whether or not installment payments had already commenced to the Participant before his or her death.  The single lump sum payment shall be made no later than 60 days after the Participant’s Benefit Distribution Date.

7.6          Change in Control Benefit.

(a)                                  Election of Change in Control Benefit.  A Participant, in connection with his or her commencement of participation in the Plan, shall irrevocably elect in the form and manner prescribed by Plan Rules whether to (i) receive a Change in Control Benefit, which shall be equal to the Participant’s vested Account Balance, calculated as of the close of business on the Participant’s Benefit Distribution Date, or (ii) have his or her Account Balance remain in the Plan upon the occurrence of a Change in Control.  If a Participant does not make any election with respect to the payment of a Change in Control Benefit, then such Participant’s Account Balance shall remain in the Plan upon a Change in Control and shall continue to be subject to the terms and conditions of the Plan.

(b)                                 Payment of Change in Control Benefit.  Subject to Section 4.7(d), the Change in Control Benefit, if any, shall be paid to the Participant in a single lump sum payment no later than 60 days after the Participant’s Benefit Distribution Date.

7.7                               Form of Distribution.  Distributions to a Participant from his or her Share Subaccount shall be made in the form of whole Shares.  Distributions from the Participant’s Cash Subaccount shall be made in the form of cash.

7.8                               Partial Distributions.  Partial distributions generally will be made pro rata between the Cash Subaccount and the Share Subaccount, provided, however, the partial distribution to be made in Shares shall be rounded down to the nearest whole Share with the balance of the distribution made in cash from the Cash Subaccount.  Any installment payment or partial distribution to a Participant shall be deemed to have been made proportionally from each of the Measurement Funds into which amounts credited to his or her Cash Subaccount are deemed invested, based on the ratio of the amount deemed invested in each such Measurement Fund to the Participant’s total Cash Subaccount Balance as of the date the amount of the installment payment or partial distribution is determined.  The undistributed portion of an Account distributed in the form of installment payments or a partial distribution will continue to receive Investment Credits in accordance with this Plan.

ARTICLE 8

Withdrawals for Unforeseeable Emergencies

8.1                               Suspension of Deferrals; Distribution.  If a Participant experiences an Unforeseeable Emergency, the Participant may petition the Administrative Committee to suspend deferrals of Covered Compensation to the extent deemed necessary by the Administrative Committee to satisfy the Unforeseeable Emergency.  If suspension of deferrals is not sufficient to satisfy the Participant’s Unforeseeable Emergency, or if suspension of deferrals is not required under applicable tax law, the Participant may further petition the Administrative Committee to receive a partial or full distribution of his or her vested Account Balance from the Plan.

8.2                               Limitation on Amount of Distribution.  Any distribution under Section 8.1 shall not exceed the lesser of (i) the Participant’s vested Account Balance, calculated as of the close of business on the date on which the amount becomes payable, as determined by the Administrative Committee in its sole discretion, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as a result of the distribution, all as determined by the Administrative Committee.  Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by suspension of deferrals under this Plan, if the Administrative Committee, in its sole discretion, determines that suspension is required by applicable tax law.

8.3                               Suspension of Deferrals.  If the Administrative Committee approves a Participant’s petition for suspension and/or distribution under Section 8.1, the Participant’s deferrals under this Plan shall be suspended as of the date of such approval.  If a petition for distribution under Section 8.1 is approved, the Participant shall receive the approved distribution from the Plan within 60 days of the date of such approval.  Deferrals suspended under this Article 8 may not recommence until the first day of the next Plan Year beginning after the date deferrals ceased.

ARTICLE 9

Beneficiary Designation and Distributions

9.1                               Manner of Designation.  Each Participant may designate, in the form and manner prescribed by the Administrative Committee, one or more primary and contingent Beneficiaries to receive his or her Account Balance after his or her death.  A Participant may change or revoke any Beneficiary designation at any time.  Any such designation, change or revocation will be effective only if a properly completed beneficiary designation is submitted to and received by the Administrative Committee during the Participant’s lifetime.  Upon receipt by the Administrative Committee of a new beneficiary designation, all beneficiary designations previously filed shall be canceled.

9.2                               Spousal Consent.  No designation of a primary Beneficiary other than the Participant’s spouse is effective unless the spouse consents to the designation or the Administrative Committee determines that spousal consent cannot be obtained because the spouse cannot reasonably be located or is legally incapable of consenting.  Any spousal consent must be in writing, acknowledge the effect of the election and be witnessed by a notary public.  Such a consent is effective only with respect to the Beneficiary or class of Beneficiaries so designated and only with respect to the spouse who so consented.

9.3                               No Beneficiary Designation.  If a Participant fails to designate a Beneficiary, or revokes a Beneficiary designation without naming another Beneficiary, or designates one or more Beneficiaries none of whom survives the Participant or exists at the time in question, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse.  If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

9.4                               Identifying Beneficiaries.  The automatic Beneficiaries specified in Section 9.3 and the Beneficiaries designated by the Participant become fixed as of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of the payment due such Beneficiary, the payment will be made to the representative of such Beneficiary’s estate.  Any designation of a Beneficiary by name that is accompanied by a description of relationship to the Participant or only by statement of relationship to the Participant is effective only to designate the person or persons standing in such relationship to the Participant at the time of the Participant’s death.  If the Administrative Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrative Committee shall have the right, exercisable in its discretion, to cause the applicable Employer or the Trustee to withhold such payments until this matter is resolved to the Administrative Committee’s satisfaction.

9.5                               Payment in Event of Incapacity.  If any individual entitled to receive any payment under the Plan is, in the judgment of the Administrative Committee, physically, mentally or legally incapable of receiving or acknowledging receipt of the payment, and no legal representative has been appointed for the individual, the Administrative Committee may (but is not required to) cause the payment to be made to any one or more of the following as may be chosen by the Administrative Committee:  the Beneficiary (in the case of the incapacity of a Participant); the institution maintaining the individual; a custodian for the individual under the Uniform Transfers to Minors Act of any state; or the individual’s spouse, children, parents, or other relatives by blood or marriage.  The Administrative Committee is not required to see to the proper application of any such payment.

9.6                               Discharge of Obligations.  The payment of benefits under the Plan to a Beneficiary or in accordance with Section 9.5 shall fully and completely discharge all Employers and the payment completely discharges all claims under the Plan against the Employers, the Administrative Committee, the Plan and the Trust to the extent of the payment.

ARTICLE 10

Leave of Absence

10.1                        Paid Leave of Absence.  If a Participant is authorized by his or her Employer to take a paid leave of absence from the employment of the Employer, (i) the Participant shall continue to be considered eligible for the benefits provided in Articles 7 and 8 in accordance with the provisions of those Articles, and (ii) the deferrals of Covered Compensation shall continue to be withheld during such paid leave of absence in accordance with Article 4.

10.2                        Unpaid Leave of Absence.  If a Participant is authorized by his or her Employer to take an unpaid leave of absence from the employment of the Employer, such Participant shall continue to be eligible for the benefits provided in Articles 7 and 8 in accordance with the provisions of those Articles.  During the unpaid leave of absence, the Participant’s deferrals shall be suspended and the Participant shall not be allowed to make any additional deferral elections.  If the Participant returns to active employment during the Plan Year in which the leave of absence occurred, deferrals shall resume in accordance with the Participant’s election applicable to that Plan Year.  If the Participant returns to active employment during any subsequent Plan Year, the Participant may elect to defer Covered Compensation for the Plan Year following the Plan Year during which the Participant returns to active employment in accordance with Section 2.2(a).

ARTICLE 11

Source of Payments; Nature of Interest

11.1        Trust.

(a)                                  Establishment of Trust.  An Employer may establish a Trust, or may be covered by a Trust established by another Employer, with an independent corporate trustee in order to provide assets from which the obligations of the Employer(s) to the Participants and their Beneficiaries under the Plan may be fulfilled.  The Trust must be a grantor trust that conforms substantially with the model trust described in Revenue Procedure 92-64.  The Employers may from time to time transfer to the Trust cash, marketable securities or other property, including securities issued by the Company, acceptable to the Trustee in accordance with the terms of the Trust.

(b)                                 Change in Control.  Notwithstanding Section 11.1(a) and only if and to the extent such transfer will not be treated as a transfer of property within the meaning of Code section 83 under Code section 409A(b)(2), not later than the effective date of a Change in Control, each Employer must transfer to the Trust an amount not less than the amount by which (1) 125 percent of the aggregate vested balance of all Participants’ Accounts attributable to the Employer as of the last day of the month immediately preceding the effective date of the Change in Control exceeds (2) the value of the Trust assets attributable to amounts previously contributed by the Employer as of the most recent date as of which such value was determined.

11.2                        Source of Payments.

(a)                                  Employer’s Responsibility.  Each Employer will pay, from its general assets, the portion of any benefit payable pursuant to Articles 7 or 8 that is attributable to a

Participant’s Account with respect to that Employer, and all costs, charges and expenses relating thereto.

(b)                                 Distributions from the Trust.  The Trustee will make distributions to Participants and Beneficiaries from the Trust in satisfaction of an Employer’s obligations under the Plan in accordance with the terms of the Trust.  Each Employer is responsible for paying any benefits attributable to a Participant’s Account with respect to that Employer that are not paid by the Trust.

11.3                        Status of Plan and Trust.  The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust.  Each Employer shall at all times remain liable to carry out its obligations under the Plan.  Nothing contained in the Plan or Trust is to be construed as providing for assets to be held for the benefit of any Participant or any other person or persons to whom benefits are to be paid pursuant to the terms of this Plan, with the Participant’s or other person’s only interest under the Plan being the right to receive the benefits set forth herein.  The Trust is established only for the convenience of the Employers and the Participants, and no Participant has any interest in the assets of the Trust prior to distribution of such assets pursuant to the Plan.  To the extent the Participant or any other person acquires a right to receive benefits under this Plan or the Trust, such right is no greater than the right of any unsecured general creditor of the Employer.

ARTICLE 12

Administration

12.1                        Administrative Committee.  The Plan will be administered on behalf of the Company by a committee whose members will be appointed by and will serve at the pleasure of the Company’s Board.  Members of this Administrative Committee may be Participants under the Plan.  Any Administrative Committee member may be removed at any time, with or without cause, on ten days’ notice from the Company’s Board.  Any Administrative Committee member may resign by delivering his or her written resignation to the Company’s Secretary.  Vacancies arising by the death, resignation or removal of an Administrative Committee member may be filled by the Company’s Board.  Any individual serving on the Administrative Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself.  The Administrative Committee will operate in accordance with such procedures as the Company’s Board may from time to time specify or, in the absence of such procedures, such procedures as the Administrative Committee adopts.

12.2                        Administrative Committee Powers and Responsibilities.  Except to the extent authority is expressly reserved to the Compensation Committee hereunder, the Administrative Committee has discretionary power and authority to adopt, modify and rescind Plan Rules, to make all determinations necessary for the administration of the Plan, to construe, interpret, apply and enforce the Plan and Plan Rules and to remedy ambiguities, inconsistencies, omissions and erroneous Account Balances.  The Administrative Committee will maintain records, make the requisite calculations and disburse or direct the Trustee to disburse payments under the Plan.  The Administrative Committee’s interpretations, determinations, regulations and calculations are final and binding on all persons and parties concerned.

12.3                        Delegation and Agents.  The Administrative Committee may delegate to any person authority to perform non-discretionary administrative duties in connection with the Plan to the extent determined by the Administrative Committee to be necessary or desirable.  To the extent such authority has been delegated, references in this Plan to the “Administrative Committee” shall be deemed to include any person to whom the applicable authority has been delegated.  The Administrative Committee may, from time to time, retain and consult with counsel or other consultants who may also be counsel or consultants to any Employer.

12.4                        Employer Information.  To enable the Administrative Committee to perform its functions, each Employer shall supply full and timely information to the Administrative Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Administrative Committee may reasonably require.

12.5                        Indemnification.  The Employers jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each member of the Administrative Committee or other director, officer or employee of any Employer performing administrative duties in connection with the Plan against any and all liabilities, losses, costs and expenses (including legal fees) of every kind and nature that may be imposed on, incurred by, or asserted against such person at any time by reason of such person’s services in connection with the Plan, but only if such person did not act dishonestly or in bad faith or in willful violation of the law or regulations under which such liability, loss, cost or expense arises.  The Employers have the right, but not the obligation, to select counsel and control the defense and settlement of any action for which a person may be entitled to indemnification under this provision.

ARTICLE 13

Claims Procedures

13.1                        Submission of Claim.  Any Participant or Beneficiary of a deceased Participant (either being referred to in this Article as a “Claimant”) may deliver to the Administrative Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be submitted within 60 days after such notice was received by the Claimant.  Any other claim must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

13.2                        Consideration by Committee.  The Administrative Committee will consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim.  The Administrative Committee shall notify the Claimant in writing:

(a)                                  that the claim has been allowed in full; or

(b)                                 that the claim has been denied in whole or in part, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)                                     the specific reason(s) for the denial of the claim, or any part of it;

(ii)                                  specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)                               a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)                              an explanation of the claim review procedure set forth in Sections 13.3 and 13.4 below; and

(v)                                 a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

13.3                        Review of Denied Claim.  Within 60 days after receiving a notice from the Administrative Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Administrative Committee a written request for a review of the denial of the claim.  The Claimant (or the Claimant’s representative):

(a)                                  may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)                                 may submit written comments or other documents; and/or

(c)                                  may request a hearing, which the Administrative Committee, in its sole discretion, may grant.

13.4                        Decision on Review.  The Administrative Committee shall render its decision on review promptly, and in any case within 60 days of the later of the date the Administrative Committee receives the Claimant’s written request for a review of the denial of the claim, or the date a hearing is held at Claimant’s request.  In rendering its decision, the Administrative Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)                                  specific reasons for the decision;

(b)                                 specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)                                  a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)                                 a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

13.5                        Extensions of Time.  The 90- and 60-day periods specified in Sections 13.2 and 13.4 during which the Administrative Committee must respond to the Claimant may be extended by up to an additional 90 or 60 days, respectively, if special circumstances beyond the Administrative Committee’s control so require and if notice of such extension is given to the Claimant prior to the expiration of the initial 90- or 60-day period.

13.6                        Legal Action.  A Claimant’s compliance with the foregoing provisions of this Article 13 is a prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

13.7                        Disputes.   A Participant, Beneficiary or other person claiming a right or entitlement pursuant to the Plan may not commence a civil action with respect to a benefit under the Plan after the earlier of:

(a)                                  three years after the occurrence of the facts or circumstances that give rise to or form the basis for such action; and

(b)                                 one year from the date the Participant, Beneficiary or other person claiming a right or entitlement pursuant to the Plan had actual knowledge of the facts or circumstances that give rise to or form the basis for such action.

ARTICLE 14

Termination or Amendment of Plan

14.1                        Termination of Plan.  By action of its Board, the Company may terminate the Plan at any time.  By action of its Board, any other Employer may terminate its participation in the Plan at any time.  If the Plan or an Employer’s participation in the Plan is terminated, no additional deferrals, deferral credits or Employer contribution credits will be made with respect to affected Participants with respect to the period after the effective date of the termination, but the Accounts of affected Participants will continue to be credited with Investment Credits pursuant to Article 5, until they are distributed pursuant to Articles 7 or 8.

14.2                        Amendment of Plan.  By action of its Board, the Company may amend the Plan at any time and in any manner, except that (1) no amendment may adversely affect a benefit to which a Participant or the Beneficiary of a deceased Participant is entitled under the Plan as of the later of the adoption date or effective date of the amendment and (2) no attempted amendment to Section 11.1(b), this Section 14.2 or Section 16.11 will be effective with respect to any Change in Control, as defined in Section 16.11 without regard to the attempted amendment, occurring within 12 months after the date on which the attempted amendment is approved by the Company’s Board unless (i) each Participant provides his or her prior written consent to the amendment, or (ii) any such amendment is, in the judgment of the Company’s Board, necessary in order to cause the Plan to remain compliant with applicable laws and regulations and to ensure the continued compliance of the Plan with Code section 409A.  Any amendment to the Plan applies only to Participants who terminate employment after the effective date of the amendment unless the amendment expressly otherwise provides.

ARTICLE 15

Miscellaneous

15.1                        Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer.  An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

15.2                        Nonassignability.  The benefits payable under the Plan and the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process.  No part of any benefit payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

15.3                        No Employment Rights Created.  Neither the establishment of or participation in the Plan confers on any Participant the right to continued employment or limits the right of the Employer to discharge, transfer, demote, modify terms and conditions of employment or otherwise deal with such Participant without regard to the effect which such action might have on him or her with respect to the Plan.

15.4                        Withholding and Offsets.  The Employers and the Trustee retain the right to withhold from any benefit payment under the Plan, any and all income, employment, excise and other tax as the Employers or Trustee, in their sole discretion, deems necessary and the Employers may offset against amounts payable to a Participant or Beneficiary under the Plan any amounts then owing to the Employers by such Participant or Beneficiary.

15.5                        Disputes.  In the event of a dispute over whether any person is entitled to a benefit under the Plan, the amount, form or timing of payment of any such benefit or any other provision of the Plan, the person is responsible for paying any costs he, she or it incurs, including attorney’s fees and legal expenses, and each Employer is responsible for paying any costs it incurs, including attorney’s fees and legal expenses.

15.6                        Other Benefits.  Neither amounts deferred or contributed nor amounts paid pursuant to the Plan constitute salary or compensation for the purpose of computing benefits under any other benefit plan, practice, policy or procedure of an Employer unless otherwise expressly provided thereunder.

15.7                        No Warranties Regarding Tax Treatment.  The Employers make no warranties regarding the tax treatment to any person of any deferrals or payments made pursuant to the Plan and each Participant will hold the Administrative Committee, the Company, the other Employers and their respective officers, directors, employees, agents and advisors harmless from any liability resulting from any tax position taken in good faith in connection with the Plan.

15.8                        Furnishing Information.  A Participant or his or her Beneficiary will cooperate with the Administrative Committee by furnishing any and all information requested by the Administrative Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

15.9                        Governing Law.  To the extent that state law is not preempted by the provisions of ERISA, or any other laws of the United States, all questions pertaining to the construction, validity, effect and enforcement of the Plan will be determined in accordance with the internal, substantive laws of the State of Minnesota without regard to its conflict of laws rules of the State of Minnesota or any other jurisdiction.

15.10                 Notices.  Any notice or filing required or permitted to be given to the Administrative Committee under this Plan shall be in writing and either hand-delivered, mailed or sent via overnight delivery service to the address below:

Nash Finch Company
Attn: Vice President of Human Resources
7600 France Avenue South
Minneapolis, Minnesota 55435

Any notice or filing required or permitted to be given to a Participant under this Plan shall be in writing and either hand-delivered, mailed or sent via overnight delivery service to the last known address of the Participant.

Any notice sent or delivered as provided hereunder shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the third business day after deposit in the U.S. mail.

15.11                 Successors.  The provisions of this Plan shall bind and inure to the benefit of the Employers and their successors and assigns.

15.12                 Separability.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

15.13                 Insurance.  The Employers, on their own behalf or on behalf of the Trustee, may apply for and procure insurance on the life of any Participant, in such amounts and in such forms as the Employers may choose.  The Employers or the Trustee, as the case may be, shall be the sole owner and beneficiary of any such insurance.  The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

15.14                 Adoption by Affiliated Organization.  With the prior approval of the Administrative Committee, an Affiliated Organization may, by action of its Board, adopt this Plan and become an Employer.

15.15                 Headings.  The headings of articles and sections are included solely for convenience of reference; if there exists any conflict between such headings and the text of the Plan, the text will control.

ARTICLE 16

Definitions

The definitions set forth in this Article apply in construing the Plan unless the context otherwise indicates.

16.1                        Account.  “Account” means the bookkeeping account maintained with respect to a Participant pursuant to Section 4.1 reflecting the amounts owed to the Participant or the Participant’s Beneficiary under the terms of this Plan.  Subaccounts within any such Account may be established for any Participant to the extent deemed necessary by the Administrative Committee, and may include the following:

(a)                                  Share Subaccount.  A Share Subaccount may be established which shall be credited with deferrals of LTIP Amounts that are payable to the Participant in the form of Shares.

(b)                                 Cash Subaccount.  A Cash Subaccount may be established which shall be credited with all amounts not credited to the Participant’s Share Subaccount.

(c)                                  Deferral and Matching Subaccount.  A Deferral and Matching Subaccount may be established within a Cash Subaccount which shall be credited with (i) the amounts of Covered Compensation deferred by the Participant under Section 4.2 (other than amounts the Participant elects to have credited to a Share Subaccount or a Scheduled Distribution Subaccount), (ii) Company Matching Amounts, (iii) Company Profit Sharing Amounts, and (iv) the Investment Credits under Article 5 related to those deferrals and credits.

(d)                                 Deferral Subaccount.  A Deferral Subaccount may be established within a Share Subaccount which shall be credited with deferrals of LTIP Amounts that are payable to the Participant in the form of Shares.

(e)                                  Scheduled Distribution Subaccount.  If the Participant so elects under Section 7.1, a Scheduled Distribution Subaccount may be established within a Cash Subaccount and/or a Share Subaccount to which shall be credited the deferrals under Section 7.1(a) that the Participant elects to have credited to a Scheduled Distribution Subaccount and the Investment Credits under Article 5 related to those deferrals.  Separate Scheduled Distribution Subaccounts may be established for amounts deferred with respect to different Plan Years, and deferrals during a particular Plan Year may be allocated only to one Scheduled Distribution Subaccount.

(f)                                    Company Contribution Subaccount.  A Company Contribution Subaccount may be established within a Cash Subaccount to which shall be credited Company Contribution Amounts and the Investment Credits under Article 5 related to those amounts.

16.2                                  Account Balance.  “Account Balance” means, with respect to a Participant, an entry on the records of the Employer reflecting the amounts owed to the Participant or the Participant’s Beneficiary under the terms of this Plan.  As of any given date, a Participant’s Account Balance is equal to (i) the sum of Covered Compensation that has been deferred and credited to the Account through that date, and Company Matching Amounts, Company Profit Sharing Amounts and Company Contribution Amounts credited to the Account through that date, plus (ii) Investment Credits under Article 5 through that date, less (iii) all distributions made to, or withdrawals made by, the Participant or his or her Beneficiary pursuant to this Plan as of such date.  The “Balance” in any specified Subaccount shall be similarly determined with respect to credits and distributions that relate to the particular Subaccount.

16.3                                  Administrative Committee.  “Administrative Committee” means the administrative committee described in Section 12.1.

16.4                                  Affiliated Organization.  An “Affiliated Organization” is the Company and any corporation that is a member of a controlled group of corporations (within the meaning of Code section 1563(a) without regard to Code sections 1563(a)(4) and 1563(e)(3)(C)) that includes the Company or any trade or business (whether or not incorporated) that is controlled (within the meaning of Code section 414(c)) by the Company.

16.5                                  Annual Installment Method.  “Annual Installment Method” means a series of annual installment payments over a number of years selected by the Participant in accordance with this Plan, with the amount of each installment to be calculated by multiplying the Participant’s then current vested Account Balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant.  For purposes of this definition, a Participant’s “then current vested Account Balance” shall be: (i) for the first annual installment, the Participant’s vested Account Balance as of the close of business on the Participant’s Benefit Distribution Date, and (ii) for each remaining annual installment, the Participant’s vested Account Balance on the applicable anniversary of the Participant’s Benefit Distribution Date.  By way of example, if the Participant elects a 10 year Annual Installment Method for the Retirement Benefit, the first payment shall be 1/10 of the vested Account Balance, calculated as described in this definition.  The following year, the payment shall be 1/9 of the vested Account Balance, calculated as described in this definition.

16.6                                  Base Salary.  “Base Salary” with respect to a Plan Year means the regular cash remuneration for services rendered as a Qualified Employee paid to a Participant by an Employer during the Plan Year, or that would have been so paid but for an election made pursuant to the Plan, excluding the following: (i) any bonus, commission, overtime or fringe benefit; (ii) the value of life insurance coverage included in the Participant’s wages under Code section 79; (iii) any automobile or other allowance; (iv) any moving expense or mileage reimbursement; (v) any educational assistance payment; (vi) any severance pay; (vii) any payments under any plan of deferred compensation; (viii) any benefit under any qualified or nonqualified stock option, stock purchase or long-term incentive plan; or (ix) any other element of compensation specified in Plan Rules.  Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

16.7                        Beneficiary.  “Beneficiary” means one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

16.8                        Benefit Distribution Date.  “Benefit Distribution Date” means the date that triggers distribution of a Participant’s vested Account Balance.  A Participant’s Benefit Distribution Date shall be determined as follows:

(a)                                  If the Participant is a Key Employee and Retires, his or her Benefit Distribution Date shall be the later of (i) the last day of the six-month period immediately following the date on which the Participant Retires, or (ii) if the Participant has elected pursuant to Section 3.3(a)(vii), the first day of the Plan Year immediately following the Plan Year in which such Retirement occurs;

(b)                                 If the Participant is not a Key Employee and Retires, his or her Benefit Distribution Date shall be the date on which the Participant Retires, unless the Participant has elected pursuant to Section 3.3(a)(vii) to have his or her Benefit Distribution Date be the first day of the Plan Year immediately following the Plan Year in which such Retirement occurs;

(c)                                  If the Participant experiences a Termination of Employment, his or her Benefit Distribution Date shall be (i) the last day of the six-month period immediately following the date on which the Participant experiences a Termination of Employment if the Participant is a Key Employee, and (ii) for all other Participants, the date on which the Participant experiences a Termination of Employment;

(d)                                 The date on which the Administrative Committee is provided with proof that is satisfactory to the Administrative Committee of the Participant’s death, if the Participant dies prior to the complete distribution of his or her vested Account Balance;

(e)                                  The date on which the Participant becomes Disabled, unless the Participant has elected pursuant to Section 3.3(a)(vii) to have his or her Benefit Distribution Date be the first day of the Plan Year immediately following the Plan Year in which the Participant became Disabled; or

(f)                                    The date on which the Company experiences a Change in Control if (i) the Participant has elected to receive a Change in Control Benefit, and (ii) the Change in Control occurs prior to the Participant’s Termination of Employment, Retirement, death or Disability.

16.9                        Board.  “Board” means the board of directors of the Affiliated Organization in question.  When the Plan provides for an action to be taken by the Board, the action may be taken by any committee or individual authorized to take such action pursuant to a proper delegation by the board of directors in question.

16.10                 Bonus.  “Bonus” means the annual cash bonus attributable to services rendered by a Participant during a Plan Year and paid (or would have been paid but for an election under this Plan) to the Participant by an Employer during the first following Plan Year.

16.11                 Change in Control.  “Change in Control” means a “change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company” within the meaning of Code section 409A(a)(2)(A)(v) and the regulations, rulings and guidance issued thereunder by the U.S. Treasury Department and the Internal Revenue Service.

16.12                 Change in Control Benefit.  “Change in Control Benefit” means the benefit described in Section 7.6.

16.13                 Code.  “Code” means the Internal Revenue Code of 1986, as amended from time to time.  Any reference to a specific provision of the Code includes a reference to that provision as it may be amended from time to time and to any successor provision.

16.14                 Commissions.  “Commissions” means the cash commissions earned by a Participant and payable by any Employer for services rendered during a Plan Year, excluding any Bonus, LTIP Amounts or other additional incentives or awards earned by the Participant.

16.15                 Company.  “Company” means Nash Finch Company or any successor thereto.

16.16                 Compensation Committee.  “Compensation Committee” means the Compensation Committee of the Board of the Company, or such successor committee as performs the functions of such committee.

16.17                 Company Contribution Amount.  “Company Contribution Amount” means, for any one Plan Year, the amount determined in accordance with Section 4.3.

16.18                 Company Matching Amount.  “Company Matching Amount” means, for any one Plan Year, the amount determined in accordance with Section 4.4.

16.19                 Company Profit Sharing Amount.  “Company Profit Sharing Amount” means, for any one Plan Year, the amount determined in accordance with Section 4.5.

16.20                 Covered Compensation.  “Covered Compensation” means, for a Plan Year, the Base Salary, Bonus, Commissions and LTIP Amount which the Participant receives or is entitled to receive from his or her Employers for services rendered during that Plan Year.

16.21      Death Benefit.  “Death Benefit” means the benefit set forth in Section 7.5.

16.22                 Disability; Disabled.  “Disability” or “Disabled” means that a Participant is “disabled” within the meaning of Code section 409A(a)(2)(C) and regulations and rulings issued thereunder.

16.23                 Disability Benefit.  “Disability Benefit” means the benefit set forth in Section 7.4.

16.24                 Effective Date.  “Effective Date” means January 1, 2005.

16.25                 Employee.  “Employee” is an individual who is classified by an Employer as a common law employee of that Employer.

16.26                 Employer.  “Employer” means the Company and any other Affiliated Organization that has adopted the Plan, or all of them collectively, as the context requires.  An Affiliated Organization will cease to be an Employer upon a termination of the Plan as to its Employees and the satisfaction in full of all of its obligations under the Plan or upon its ceasing to be an Affiliated Organization.

16.27                 ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

16.28                 Investment Credits.  “Investment Credits” are the gains or losses allocable to Accounts or Subaccounts of Participants under Article 5 based on the Measurement Funds elected by the Participant, or Share Units allocated to Share Subaccounts pursuant to Section 5.2(b) and dividends deemed to have been received on such Share Units and credited pursuant to Section 5.2(a).

16.29                 401(k) Plan.  “401(k) Plan” means, with respect to an Employer, a plan adopted by the Employer and qualified under Code Section 401(a) that contains a cash or deferral arrangement described in Code Section 401(k), and includes the Profit Sharing Plan.

16.30                 Key Employee.  “Key Employee” means any Participant whom the Compensation Committee, in its sole discretion, determines is a “key employee” of any Employer, as defined under Code section 409A(a)(2)(B)(i) and regulations or rulings issued thereunder.

16.31                 LTIP Amount.  “LTIP Amount” means the performance-based compensation a Participant receives or is entitled to receive under any Employer’s long-term incentive plan or any other long-term incentive arrangement designated by the Compensation Committee for services rendered during that Plan Year.  For purposes of this Plan, a Participant’s election to defer some or all of an LTIP Amount must be made prior to the first Plan Year in which the applicable performance period begins, or such later time as determined by the Administrative Committee for an LTIP Amount that satisfies the definition of “performance-based compensation” under Section 409A of the Code.  By way of example, if a performance period ran from January 1, 2005 to December 31, 2007, an election to defer some or all of the related LTIP Amount payable in calendar year 2008 would have to be made prior to calendar year 2005, unless the Administrative Committee specified a different deadline for an LTIP Amount that the Administrative Committee has determined is “performance-based compensation.”

16.32                 Measurement Funds.  “Measurement Funds” means investment indices selected by the Participant to measure the deemed rate of investment return on his or her Account and Subaccounts.  The investment indices will include such investment options as the Administrative Committee designates from time to time.

16.33                 Participant.  “Participant” means (i) a Qualified Employee selected to participate in the Plan pursuant to Section 2.1 who elects to make deferrals to the Plan pursuant to Article 3, and (ii) any person who was formerly a Participant within the meaning of clause (i) and whose entire Account Balance has not yet been distributed.

16.34                 Plan.  “Plan” means the Nash Finch Company Deferred Compensation Plan, as from time to time amended or restated.

16.35                 Plan Year.  “Plan Year”  means the period beginning on the Effective Date and ending on December 31, 2005 and, thereafter, each calendar year.

16.36                 Plan Rule.  “Plan Rule” means a rule, policy, practice or procedure adopted by the Administrative Committee.

16.37                 Profit Sharing Plan.  “Profit Sharing Plan” means the Nash Finch Company Profit Sharing Plan as amended from time to time.

16.38                 Qualified Employee.  “Qualified Employee” means an Employee who is considered to part of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

16.39                 Retirement, Retire or Retired.  “Retirement”, “Retire(s)” or “Retired” means, with respect to an Employee, separation from service with all Employers for any reason other than a leave of absence, death or Disability on or after the earlier of the attainment of (i) age 65 or (ii) age 55 with 10 Years of Service.

16.40                 Retirement Benefit.  “Retirement Benefit” means the benefit set forth in Section 7.2.

16.41                 Scheduled Distribution.  “Scheduled Distribution” means the distribution set forth in Section 7.1.

16.42                 Share Unit.  “Share Unit” means a unit credited to a Participant’s Share Subaccount pursuant to the Plan, each of which represents the equivalent of one Share.

16.43                 Shares.  “Shares” mean shares of common stock of the Company, $1.66-2/3 par value, or such other class or kind of shares or other securities as may be applicable pursuant to Section 5.2(b).

16.44                 Termination Benefit.  “Termination Benefit” shall mean the benefit set forth in Section 7.3.

16.45                 Termination of Employment.  “Termination of Employment” means the complete severance of a Participant’s employment relationship with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence.  A Participant shall also have a Termination of Employment on the date such Participant’s employer ceases to satisfy the definition of an Employer and such event is a “separation from service” under Code section 409A and regulations and rulings issued thereunder.

16.46                 Trust.  “Trust” means any trust or trusts established by an Employer pursuant to Section 11.1.

16.47                 Trustee.  “Trustee” means the one or more banks or trust companies that at the relevant time has or have been appointed by the Company to act as Trustee of the Trust.

16.48                 Unforeseeable Emergency.  “Unforeseeable Emergency” means an “unforeseeable emergency” within the meaning of Code section 409A(a)(2)(B)(ii) and regulations and rulings issued thereunder.  The existence of an Unforeseeable Emergency will be determined by the Administrative Committee consistent with the requirements of Code section 409A.

16.49                 Years of Service.  “Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers.  For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date.